Exhibit 99.01

Press Release www.shire.com

Notification of Acquisition of American Depository Shares
 by Persons Discharging Managerial Responsibilities

Dublin, Ireland – October 1, 2008 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that on September 30, 2008 it was notified by Mr David Mott, a Non-Executive Director of the Company, of an acquisition on the same day of 5,000 American Depository Shares, representing 15,000 ordinary shares of £0.05 each.  The American Depository Shares were acquired at an average price of $47.4152 per American Depository Share.

Following this transaction, Mr Mott holds 15,000 American Depository Shares in the Company.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX